UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2026

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Forbearance Agreement

On September 10, 2026, Karyopharm Therapeutics Inc. (the “Company”) and its subsidiary guarantors entered into a Forbearance Agreement and Limited Waiver to Indentures (the “Forbearance Agreement”) to provide the Company with additional time to continue to advance its myelofibrosis program, further negotiate with its lenders, pursue strategic alternatives, or consummate an equity capital raise. The Forbearance Agreement is with (i) the lenders under the Company’s Credit and Guaranty Agreement, dated May 8, 2024, as amended (the “Credit Agreement”), (ii) holders of 100% of the outstanding principal amount of the Company’s 9.00% Convertible Senior Notes due 2028 (the “2028 Notes”) issued under that certain Indenture, dated as of October 10, 2025 (as amended, the “2028 Indenture”) and 9.00% Convertible Senior Notes due 2029 (the “2029 Notes” and, together with the 2028 Notes, the “Notes”) issued under that certain Indenture, dated as of October 10, 2025 (as amended, the “2029 Indenture” and, together with the 2028 Indenture, the “Indentures”), (iii) the investor representative (the “Investor Representative”) under the Company’s Revenue Interest Financing Agreement, dated September 14, 2019, as amended (the “Royalty Agreement”), acting at the direction of the investors thereunder (collectively, the “Consenting Parties”), and (iv) Wilmington Savings Fund Society, FSB, in its applicable agent and trustee capacities, solely for specified provisions of the Forbearance Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Forbearance Agreement.

The Company did not pay the principal installment of approximately $15.8 million due under the Credit Agreement on September 10, 2026 and does not expect to pay the cash interest due on September 30, 2026 under the Credit Agreement and the Indentures. Additionally, the Company did not make cash interest payments on the Notes on June 30, 2026 and the Company may not satisfy the $25.0 million minimum liquidity covenant that will apply under the Credit Agreement and the Indentures after October 10, 2026. These matters constitute, or upon expiration of applicable grace periods, cures and conditions will constitute, events of default under the Credit Agreement and the Indentures and cross-defaults under the Credit Agreement, the Indentures and the Royalty Agreement (collectively, the “Specified Defaults”).

Under the Forbearance Agreement, the Consenting Parties agreed to forbear, during the Forbearance Period, from exercising rights and remedies under the Credit Agreement, the Indentures and the Royalty Agreement solely with respect to the Specified Defaults. The Forbearance Agreement does not waive the Specified Defaults or extend the applicable payment deadlines, and the Consenting Parties reserved their rights and remedies with respect to those defaults. The Forbearance Agreement provides limited waivers of certain mechanics under the Indentures for the payment of overdue interest, without waiving, deferring or extending the applicable payment obligations, and consents and waivers from the Consenting Parties to the Forbearance Consideration (as defined below).

The Forbearance Period will end on the earliest of (i) 11:59 p.m., Eastern time, on October 15, 2026, as such date may be extended by the parties specified in the Forbearance Agreement; (ii) a bankruptcy or insolvency-related default under any of the Credit Agreement, the Indentures or the Royalty Agreement; (iii) a material enforcement action by any creditor of the Company or its subsidiaries; (iv) termination or expiration of any other forbearance or similar accommodations with respect to material indebtedness of the Company or any of its subsidiaries; and (v) delivery of a termination notice under the Forbearance Agreement by any applicable requisite lender or noteholder group, or by the Investor Representative, following specified events, as applicable, including the occurrence of any event of default other than the Specified Defaults, a breach of the Forbearance Agreement, a material adverse effect, the Company’s consolidated liquidity falling below $10.0 million, or the U.S. Food and Drug Administration’s (“FDA”) refusal to accept for filing the Company’s supplemental New Drug Application submitted for selinexor in combination with ruxolitinib for the treatment of patients with myelofibrosis (the “sNDA”) or the Company’s withdrawal of the sNDA. Upon termination, all overdue amounts become immediately due and payable in cash and the Consenting Parties may exercise all rights and remedies, including acceleration.

From and including September 10, 2026, with respect to the unpaid term-loan installment, and September 30, 2026, with respect to any unpaid term-loan interest, and for so long as the applicable payment default continues, all obligations under the Credit Agreement will bear interest at a rate of 2.00% per annum above the otherwise applicable rate. In addition, from and including each interest payment date on which interest on the Notes is not paid in cash when due, the applicable defaulted amounts under the Notes will bear an additional 2.00% per annum, payable in cash at the earlier of the payment of those defaulted amounts and termination of the Forbearance Period (collectively, the “Notes Forbearance Rate”).

The Company also agreed to pay the fees and expenses of the Consenting Parties’ advisors and to pay the Forbearance Consideration described below. The Forbearance Agreement contains customary representations, a release of the Consenting Parties, agents and trustees, and a ratification of the Company’s obligations and liens. The Forbearance Agreement provides that the Forbearance Consideration is fully earned as of the effective date of the Forbearance Agreement and, once paid, is not subject to reduction, setoff, counterclaim or rebate for any reason, including any early termination of the Forbearance Period.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Fee Agreement and Preferred Stock

On September 10, 2026, the Company entered into a fee letter agreement with certain of the Consenting Parties (the “Fee Agreement”) in connection with the Forbearance Agreement pursuant to which the Company agreed to pay fees to the applicable Consenting Parties in an aggregate amount of $20.0 million (together with the interest at the Notes Forbearance Rate, the “Forbearance Consideration”).

In connection with the Fee Agreement, the Company elected to pay the fees owed to the Consenting Parties party to the Fee Agreement in the form of shares of a newly created series of preferred stock of the Company. The Company will issue an aggregate of 20,000 shares of 0% convertible perpetual preferred stock, par value $0.0001 per share (the “Convertible Preferred Stock”), at a price of $1,000 per share with a liquidation preference of $1,000 per share. Upon a liquidation or dissolution of the Company, each share of Convertible Preferred Stock will entitle the holder thereof to receive the greater of (i) $1,000 and (ii) the as-converted value of such share of Convertible Preferred Stock (the “Liquidation Value”). The issuance of the Convertible Preferred Stock is expected to occur on September 17, 2026 following the filing of the certificate of designations.

The Convertible Preferred Stock will be convertible into shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at a price of $1.62 per share of Common Stock, at any time at the option of the holder. The conversion price will be subject to customary anti-dilution event adjustments and will not be subject to any “ratchet” adjustment on account of future equity raises.

The following summarizes the expected terms of the Convertible Preferred Stock as set forth in the term sheet attached to the Fee Agreement, which remain subject to the final certificate of designations.

Until such time as the holders of the Common Stock approve the issuance of the full number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (the “Consent”), the total number of shares issuable upon conversion of the Convertible Preferred Stock will be limited to a number of shares of Common Stock equal to 19.99% of the total voting power of the Common Stock outstanding as of the time of the issuance of the Convertible Preferred Stock (the “Initially Issuable Shares”). The Initially Issuable Shares will be allocated pro rata among the shares of Convertible Preferred Stock, such that, upon conversion of each share of Convertible Preferred Stock prior to receipt of the Consent, the Company will issue 1/20,000th of the Initially Issuable Shares. Any shares of Common Stock otherwise issuable upon such conversion but not issued as a result of the foregoing limitation shall be settled in cash, in an amount determined based on the 20-trading day volume-weighted average price of the Common Stock prior to the conversion date. The foregoing limitation shall not limit or otherwise affect the consideration to which holders of the Convertible Preferred Stock are entitled in a liquidation or upon conversion into reference property. The Company will undertake to obtain the Consent by a date no later than March 15, 2027 (the “Consent Deadline”).

The Convertible Preferred Stock will not bear regular cash dividends, but will participate on an as-converted basis in dividends and distributions paid on the Common Stock. Cash payments on the Convertible Preferred Stock will be paid only to the extent not prohibited by the Company’s debt documents as in effect on the date of issuance of the Convertible Preferred Stock. Any amount not paid when due as a result of such restrictions will accrue interest at 2% per annum from the due date and shall be paid promptly after such payment is no longer prohibited. Holders of the Convertible Preferred Stock will be entitled to one vote per share on matters on which holders of the Convertible Preferred Stock are entitled to vote. Holders will not vote together with holders of the Common Stock.

On or after the third anniversary of the date of issuance, holders of the Convertible Preferred Stock will be entitled to exercise a one-time put right to require the Company to redeem any or all of such holder’s shares of Convertible Preferred Stock at a redemption price equal to $1,000 per share. Holders of the Convertible Preferred Stock will be entitled to require the Company to redeem the Convertible Preferred Stock at a redemption price per share equal to the Liquidation Value upon the occurrence of a customarily defined Fundamental Change.

Pursuant to the Fee Agreement, the Company agreed, upon written request of an applicable Consenting Party, to enter into a customary registration rights agreement with such Consenting Party covering the resale of the shares of Common Stock issuable upon conversion of such Consenting Party’s Convertible Preferred Stock. Any such agreement will be substantially in the form of the registration rights agreements entered into by the Company with certain of the Consenting Parties on October 10, 2025.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Fee Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report under the heading “Forbearance Agreement” is incorporated herein by reference.

On September 10, 2026, the Company did not pay the approximately $15.8 million installment of principal due under the Credit Agreement, which, pursuant to the Second Amendment to Credit and Guaranty Agreement, dated as of February 27, 2026, was increased by the amount of the installment that otherwise would have been due on June 10, 2026. Such nonpayment constitutes an Event of Default under the Credit Agreement and, subject to applicable grace periods and other conditions, may result in related cross-defaults under the Royalty Agreement and the Indentures. From and including September 10, 2026, and for so long as such payment default continues, all obligations under the Credit Agreement bear interest at a rate of 2.00% per annum above the otherwise applicable rate. As of September 10, 2026, the principal amount, excluding interest incurred after June 30, 2026, of approximately $129.0 million of the term loan was outstanding under the Credit Agreement.

In addition, pursuant to the Forbearance Agreement, approximately $2.8 million of interest on the Notes that was due on June 30, 2026 and remains unpaid bears additional interest at a rate of 2.00% per annum from and including June 30, 2026 in addition to the interest at the overdue rate provided in the indentures. As of September 10, 2026, $15.6 million aggregate principal amount of 2028 Notes and $108.0 million aggregate principal amount of 2029 Notes were outstanding, excluding interest incurred after June 30, 2026.

The Consenting Parties have agreed to forbear from exercising specified rights and remedies with respect to the applicable defaults during the Forbearance Period, but such defaults have not been waived and the applicable payment deadlines have not been extended. Upon termination of the Forbearance Period, the overdue term-loan installment and accrued interest thereon, together with all accrued and unpaid interest on the Notes, will be immediately due and payable in cash, and the applicable creditors may exercise their rights and remedies, including acceleration.

In addition, as of September 10, 2026, future royalty obligations under the Royalty Agreement totaled $113.5 million.

Item 3.02.	Unregistered Sales of Equity Securities.

The information relating to the Fee Agreement and the Convertible Preferred Stock to be issued pursuant to the Fee Agreement described in Item 1.01 of this Current Report is incorporated into this Item 3.02 by reference.

The securities described in this Item 3.02 will be issued in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by each of the counterparties to the Company. The securities described herein have not been registered under the Securities Act or any state securities laws, and such securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. The sale of securities described herein will not involve a public offering. The recipients of the Convertible Preferred Stock represented, among other things, that they are accredited investors, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that they are acquiring such securities for investment purposes only and not with a view to any resale, distribution or other disposition of the securities in violation of the United States federal securities laws.

Item 8.01.	Other Events.

Based on its current operating plan and assuming that the Forbearance Agreement remains in effect through October 15, 2026, the Company expects that its existing liquidity, including cash, cash equivalents, and investments as well as cash flow from net product revenue and license and other revenue, will enable the Company to fund its current operating plans until October 15, 2026. Absent additional funding or entry into one or more strategic transactions to extend the Company’s cash runway beyond October 15, 2026, the Company will be unable to continue as a going concern and may have to consider seeking protection under the bankruptcy laws, liquidating assets or ceasing operations.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expected cash runway, the expected closing date of the issuance of the Convertible Preferred Stock, the ability of the Company to make payments on its indebtedness, to obtain an extension of the Forbearance Period or further accommodations from its creditors and to complete a financing or strategic transaction, and the FDA’s review of the sNDA. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond the Company’s control, that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will successfully commercialize XPOVIO or that any of the Company’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of the Company’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of the Company’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this Current Report on Form 8-K could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of the Company’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of the Company’s drug candidates that receive regulatory approval; the Company’s results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the FDA and other regulatory authorities, institutional review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of the Company or its third-party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; the Company’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; the substantial doubt regarding the Company’s ability to continue as a going concern; development or regulatory approval of drug candidates by the Company’s competitors for products or product candidates that the Company is currently commercializing or developing; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which was filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2026, and in other filings that the Company may make with the SEC in the future. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Forbearance Agreement, dated September 10, 2026

10.2	Fee Letter Agreement, dated September 10, 2026

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: September 11, 2026	By:	/s/ Michael Mano
Michael Mano
Executive Vice President, Chief Legal Officer and Secretary